Exhibit 10.22

MEDICAL MONITOR AND CONSULTING AGREEMENT

This Medical Monitor and Consulting Agreement ("Agreement") is entered into October 27, 2017, between Nuo Therapeutics Inc. ("NUO"), a Delaware Corporation with principal offices at 209A Perry Parkway, Suite 1, Gaithersburg, MD 20877, and Paul D. Mintz, MD ("Consultant"), located at 208 Rowledge Road, Charlottesville, VA 22903.

1.        Commencement of Engagement.

(a)  Consultant agrees to be engaged by NUO, and NUO agrees to engage Consultant to serve as Medical Monitor for NUO clinical trials (the "Consulting Service"):

With respect to the following NUO studies [CM-002 DFU Cohort Study, CM-003 VLU Cohort Study, CM-004 PU Cohort Study], Consultant is engaged and operating only as a Medical Monitor and is not providing any services or activities that are or would be the responsibility of a principal investigator (PI) with respect to the above listed studies. Consultant acknowledges and agrees that it is not performing any duties required of a PI under the terms of this agreement.

The Consultant shall provide Consulting Services beginning on Nov 1, 2017 and continuing until terminated pursuant to the provisions of Section 7 of the Agreement.

(b)  Consultant shall use commercially reasonable efforts to preserve the goodwill of all employees, clients, suppliers, and other persons having business relations with NUO and to perform his services in a business-like manner and in a manner that will not harm the business reputation of NUO. NUO and Consultant agree that Consultant will travel as deemed necessary and approved by NUO during the course of this Agreement in performing the Consulting Services.

(c)  The services rendered by Consultant hereunder shall be provided by Consultant as a consultant, and not as an employee, partner, or joint venturer of NUO.

(d)  Consultant shall provide Consulting Services to NUO through the performance of Paul D. Mintz, MD and shall work under the overall direction of Pete Clausen, or such other person as may be directed by NUO.

2.        Compensation.

(a)  As compensation for providing the Medical Monitor and Consulting Services to NUO, Consultant will receive compensation of $2,500.00 per month. For Consulting Services in excess of 10 hours in any month, requested by NUO and agreed to the Consultant, the Consultant will receive $400.00 per hour. The Consultant shall be covered under NUO's general liability insurance coverage, but no other insurance shall be provided to the Consultant by NUO.

(b)  The parties agree that NUO shall not withhold from any compensation paid to Consultant any amounts required by federal, state or local law to be paid (including without limitation federal income tax withholding, Social Security tax and Medicare tax). NUO shall report Consultant's compensation to the Internal Revenue Service on a Form 1099. Consultant shall remain solely responsible for payment of his own federal, state, and local taxes, and other withholdings, if any.

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3.        Expenses.

Upon presentation of reasonable documentation of expenses, the Company will promptly reimburse Consultant for all reasonable out of pocket expenses that Consultant incurs in connection with providing Consulting Services, such expenses not to exceed $2,000 in any calendar month without the prior approval of NUO.

4.        Limitations on Authority.

Consultant is an independent contractor and not an agent of NUO or any of its affiliates for any purpose whatsoever. Consultant will have no authority to, and agrees not to, assume or create any obligation or liability, express or implied, on behalf of NUO or any of its affiliates or bind NUO or any of its affiliates in any manner whatsoever. Except as provided in Section 3 of this Agreement, Consultant agrees to be liable for its own expenses.

5.        Representation.

Consultant hereby represents and warrants to NUO that its execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with, contravene or result in a violation or breach of or default under any contract, agreement or understanding to which Consultant is a party or by which Consultant is or may be bound, including without limitation, any non-competition or similar agreement.

Consultant further represents that it maintains an appropriate level of professional insurance.

6.        Confidential Information.

Consultant agrees that all matters concerning NUO or any of its affiliates provided to Consultant by NUO in connection with the Consulting Services will be treated by Consultant as Confidential Information and held in strict confidence both during and after the Consulting Term. Confidential Information means all information related to the Company's business or operations, including without limitation, client and supplier lists, data, marketing plans, projections, strategies, unpublished financial information, trade secrets or discoveries unless that information is otherwise within the public domain. Consultant shall not disclose the Confidential Information to any individual who is not an employee of NUO without written consent of NUO. Consultant further agrees that it will take all steps necessary to safeguard all Confidential Information and prevent its use, disclosure or dissemination to any other person or entity. Consultant agrees that it will only use Confidential Information in performing its services hereunder and for no other reason whatsoever.

7.        Termination.

This Agreement may be terminated by either party upon 30-days written notice.

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8.        Entire Agreement

This Agreement constitutes the entire Agreement of the parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement cannot be changed without the express written consent of the parties.

9.        Miscellaneous Provisions.

(a)    This Agreement may not be amended or modified in any respect except by a written instrument signed by both parties hereto.

(b)     This Agreement and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws of the State of Maryland.

(c)     The captions and section headings used herein are for the purposes of reference and convenience only, are not a part of this Agreement, and shall not be used in construing this Agreement.

(d)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same document.

Consultant

By	/s/ Paul D. Mintz
Paul D. Mintz, MD

Nuo Therapeutics, Inc.

By	/s/ David Jorden
David Jorden
CEO

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